Exhibit F

[KPMG Samjong Accounting Corp. Letterhead]

To the Board of Directors

The Export-Import Bank of Korea

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated February 28, 2011, with respect to the non-consolidated statements of financial position of The Export-Import Bank of Korea (“Bank”) as of December 31, 2010 and 2009, and the related non-consolidated statements of income, appropriation of retained earnings, changes in stockholders’ equity and cash flows for the years then ended, incorporated in this Registration Statement on Schedule B of the United States Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the prospectus. The audit report covering the Bank’s December 31, 2010 financial statements refers to the preparation of the non-consolidated financial statements and the auditing thereof in accordance with standards accepted in the Republic of Korea.

/s/ KPMG Samjong Accounting Corp.
KPMG Samjong Accounting Corp.

Seoul, Korea

April 6, 2011